Exhibit 99.p.7

Beck, Mack & Oliver LLC Code of Ethics

Beck, Mack & Oliver LLC

Code of Ethics

I.	Introduction

A.           General Principles Regarding the Code of Ethics

The Code of Ethics (the “Code”) is designed to outline the fundamental expectations that Beck, Mack & Oliver LLC (“BMO” or the “firm”) has for its employees and to serve as a guideline for employee conduct towards firm clients and the BMO Partners Fund, L.P. (the “Fund”). While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations.  In this regard, all members and employees (“Access Persons”) are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.  In addition, the Code should not be so limited to provisions contained herein, but rather incorporates by reference other documents including, but not limited to, Insider Trading Prohibition, Procedures Manual and the Employee Handbook.

The Code’s underlying intention is to protect the interests of the client and secondarily to uphold the reputation of the firm by preventing any employee from violating securities laws.  The Code specifically acknowledges the following:

1. Firm employees are in a position of trust and must act with complete propriety at all times by placing the interests of the client first;

2. The principle that investment advisory personnel should not take inappropriate advantage of their positions;

3. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

4. The principle that independence in the investment decision-making process is paramount;

5. It is the duty of each employee to uphold federal securities laws; and

6. It is the expressed intention of the Code to educate employees regarding proper conduct and establish procedures to verify the Code’s enactment.

B.           Persons Covered by the Code

For the purposes of this document, the term “supervised persons” shall include all employees of the firm. In addition, since all employees essentially have access to confidential nonpublic information, all employees will also be considered “Access Persons” (as defined above). Access Person is further defined to include the person’s immediate family (including any relative by blood or marriage living in the employee’s household) and any account in which he or she has a direct or indirect beneficial interest.

C.           Securities Covered by the Code

“Covered Security” has the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; or shares issued by registered open-end investment companies.  A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization. Covered Security includes options on securities, as well as all types of limited partnerships, foreign unit trusts and foreign mutual funds, private investment funds, hedge funds, and investment clubs.

The restrictions contained in this Code of Ethics apply to all securities in which an Access Person has any direct or indirect “beneficial ownership”1 and may encompass transactions in securities that are not effected in employee accounts, such as transactions effected for the account of another individual or entity (such as a spouse or minor children) if the Access Person may share in the profit from the transaction.

D.           Broad Applicability of the Code

The restrictions and requirements contained in this Code of Ethics are in addition to, not in lieu of, other policies in place at BMO but particularly securities transactions and receipt and use of material inside (nonpublic) information.

E.            Definitions

1.
“IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

2.	“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506.

3.	“Portfolio Manager” includes only members or employees of BMO having direct responsibility and authority to make investment decisions on behalf of the Fund or a BMO client.

4.
A security is “being considered for purchase or sale” when (i) an order for purchase or sale of the security has been placed on behalf of a client or (ii) a security is recommended in the most recent research meeting and put on the Research List posted at the trading desk, for a period of three days thereafter.

II.           Duty to the Client

All Access Persons, in all manner of conduct, owe a fiduciary duty to BMO Partners Fund, L.P. (the “Fund”) for which BMO serves as investment adviser and all other clients for whom BMO has discretionary authority. The fundamental standard to be followed in personal conduct is that Access Persons may not take inappropriate advantage of their positions.  All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the client, or any abuse of an Access Person’s position of trust and responsibility. Access Persons are not permitted:

A.	To defraud a client in any manner;

B.	To mislead any client including by making a statement that omits material facts;

C.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

D.	To engage in any manipulative practice with respect to any client; or

1.
For this purpose, “beneficial owner” is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the securities, as further described in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, a copy of which is attached as Appendix 2 to this Code of Ethics.  “Pecuniary interest” generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

E.	To engage in any manipulative practice with respect to securities, including price manipulation.

III.           Conflicts of Interest

BMO has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest by fully disclosing all material facts concerning any conflict. Employees must avoid situations that have even the appearance of conflict or impropriety. When in doubt, consult either the Senior Member or the Chief Compliance Officer.

A.
Conflicts Among Clients. Conflicts of interest may arise when the firm has reason to favor the interests of one client over another (e.g. larger accounts over smaller accounts, higher compensated accounts over other accounts, accounts in which employees have made material personal investments, or the account of a friend or relative). Undisclosed favoritism of this type is strictly forbidden and would constitute a breach of fiduciary duty.

B.	Competing with Client Trades. It is prohibited to use the knowledge of pending or currently considered trades to profit personally, directly or indirectly, as a result of such transactions.

C.           Other Potential Conflicts

1. Disclosure of personal interest. Access Persons are prohibited from recommending, implementing or considering any securities transactions for a client without having disclosed a material beneficial ownership, business or personal relationship, or other material interest to the Chief Compliance Officer.

2. Referrals/Brokerage. It is the duty of all employees to represent the interests of clients in terms of execution and other costs paid by clients.

IV.           Compliance with Laws and Regulations

Insider Trading Prohibition

All employees of BMO are required to abide by all federal securities laws. It is a violation of securities laws to trade or recommend purchase of securities while in possession of material, nonpublic information. The Code also prohibits personnel from communicating material, nonpublic information to others in violation of the law. While it is uncommon, it is possible that an Access Person could gain insider information, either inadvertently or intentionally, during a discussion with a representative of a public company or research organization, or while an Access Person is serving on the board of a public company.

To prevent any potential problems, BMO requires that all employees get prior approval before accepting a board position with a public company. In addition, if an Access Person receives insider information, or even information that could be construed at insider information, they are required to disclose that to either the Senior Member or the Chief Compliance Officer. While a lengthy discussion of insider information is not possible in the Code of Ethics, Appendix 4 [Insider Trading Prohibition] is incorporated by reference to the Code of Ethics and discusses at length the definition of material, nonpublic information and the penalties for use of such information.

V.           Personal Securities Transactions

Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the clients’ trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of clients.  In addition to the foregoing, this Code of Ethics is intended to prevent Access Persons from engaging in any act, practice or course of business prohibited by Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).

In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by Access Persons, certain restrictions on other activities of Access Persons when an actual or potential conflict of interest between an Access Person and a client may exist, and certain reporting requirements to enable BMO to ensure compliance with this Code of Ethics.  Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to a member of BMO.

A.           Prohibited and Limited Purchases and Sales

1.
No Access Person may purchase or sell, directly or indirectly, any Covered Security in which such person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the knowledge of that person at the time of such purchase or sale:

(i)           is in the process of being purchased or sold for clients;

(ii)
is being actively considered for purchase or sale for clients in which case it will be on the Research List kept at the trading desk recommended at the most recent research meeting and applicable for a period of 3 days from the time of the last meeting; or

(iii)	is on the Restricted List kept at the trading desk.

2.	While short-term trades are acceptable, abuses of such will be reported.

3.	Access Persons are required to have prior approval from a Member for any acquisition of securities in a limited offering (e.g. private placement).

4.	Access Persons are required to have prior approval from a Member or Chief Compliance Officer for purchasing shares in an IPO offering.

B.           Prohibited Recommendations

All Access Persons are subject to the following restrictions on making recommendations on behalf of clients (including the Fund):

1.
No Access Person may recommend the purchase or sale of any Covered Security to or for the Fund or clients without first having disclosed his or her interest, if any, in such Covered Security or the issuer thereof, to the Chief Compliance Officer, including without limitation:

(i)	any direct or indirect beneficial ownership of any Covered Security of such issuer, including any security received in a private securities transaction;

(ii)	any contemplated purchase or sale by such person of such Covered Security;

(iii)	any position with such issuer or its affiliates; or

(iv)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2.
In circumstances in which an Access Person is required to disclose to a BMO member an interest in a Covered Security of an issuer acquired in a private securities transaction, as described above, BMO’s decision to purchase or sell a security (or to recommend the purchase or sale of a security) of the same issuer for clients shall be subject to an independent review by a member with no personal interest in the issuer.

C.           Exemptions From Pre-Clearance Approval (but not Reporting Standards)

1.	The prohibited purchase and sale transactions described in paragraph V.A.1. above do not apply to the following personal securities transactions:

(i)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(ii)	purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

(iii)	purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

(iv)
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

(v)
any purchase or sale, or series of related transactions, involving 2,000 shares or less per day in the aggregate of any given Covered Security, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $2 billion;

(vi)	limit orders on behalf of the Fund or Clients that are more than 10% away from the current price are not to be construed as currently pending orders per paragraphs V.A.1.(i) – (ii);

(vii)	open end investment company shares other than shares of investment companies advised by BMO;

(viii)	Closed-end index funds;

(ix)	Unit investment trusts and exchange trades funds (ETF’s) that are based on a broad-based securities index;

(x)	Futures and options on currencies or on a broad-based securities index;

(xi)
any purchase or sale which a member of BMO approves on the grounds that the chance of a conflict of interest is remote or, in extremely limited cases, where a personal hardship would result and the equities strongly support an exemption.  BMO members may not approve their own transactions.

Any personal securities transaction approved pursuant to paragraph V.C.1.(xi) shall be reported to the Chief Compliance Officer.

VI.           Procedures Prior to Entering into Personal Securities Transactions; Pre-Approval

A.	Members

To prevent conflicts of interest, members of BMO must do the following prior to entering into any transaction involving the purchase or sale of a Covered Security, other than transactions described in Section V.C.1.(i)-(xi) above:

1.
Check with the trading desk to see whether the security (i) is being purchased or sold for a client or the Fund, (ii) has been on the Research List of stocks discussed at the most recent research meeting for less than three days or (iii) is on the Restricted List;

2.
If the security does not meet any of the conditions listed in VI.A.1 above, the member may purchase the security. If the security does meet any of the conditions, the member must obtain prior approval for the proposed transaction from a BMO member. BMO members may not approve their own transactions.

B.	Non-Member Employees

To prevent conflicts of interest, BMO non-member employees must do the following prior to entering into any transaction involving the purchase or sale of a Covered Security, other than transactions described in Section V.C.1.(i)-(xi) above:

1.
Check with the trading desk to see whether the security (i) is being purchased or sold for a client or the Fund, (ii) has been on the Research List of stocks discussed at the most recent research meeting for less than three days or (iii) is on the Restricted List;

2.
If the contemplated security is not subject to any of the conditions in VI.B.1 above, the employee must then obtain prior approval for the proposed transaction from a BMO member. Each BMO member shall maintain a file of approvals of transactions by employees including attestation that the employee first checked with the trading desk to make sure that conditions in VI.B.1 were satisfied.

C.
The Chief Compliance Officer, or other designee (“Reviewer”), will review periodically the approved trades of each Access Person versus the Access Person’s securities transaction report at the end of each quarter.

VII.           Reporting; Exemptions

A.           Holdings Statements: New Access Persons and Annual Reporting

All Access Persons must submit a holdings report with the following information to the Chief Compliance Officer within ten (10) days of becoming an Access Person (and such statement will not be more than 45 days old) and thereafter on an annual basis:

1.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.
the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	the date that the report is submitted by the Access Person.

B.           Quarterly Reporting

1.
Subject to the provisions of paragraph VII.D. below, each quarter the Controller will request that Access Persons either report on a quarterly basis the information described in paragraph 2 below with respect to transactions in any Covered Security in which the Access Person has, or by reason of a transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in either paragraph D below.

2.	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) the price at which the transaction was effected;

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected;

(v) the date that the report is submitted by the Access Person; and

(vi) a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Fund.

C.	With respect to any new account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the employee must report:

(i) the name of the broker, dealer or bank with whom the Access Person established the account;

(ii) the date the account was established; and

(iii) the date that the report is submitted by the Access Person.

D.
Exemptions from Holdings Reports.  An Access Person is not required to make a report pursuant to paragraph 1 or 2 above with respect to any transaction effected for, or any Covered Securities held in, any account over which the Access Person does not have any direct or indirect influence or control nor for transactions conducted through securities accounts, provided that copies of the relevant confirmations and periodic statements are furnished to BMO.

VIII.                      Prohibitions on Gifts and Services

A.
Gifts. Access Persons may not accept or give gifts of more than de minimis value from any person or entity that is known by such Access Person to be doing business with or on behalf of clients, without the pre-approval of the Chief Compliance Officer.

B.	Outside Services. Access Persons shall not serve on the boards of directors of publicly held companies (other than the Fund), absent prior approval by the Chief Compliance Officer.

IX.           Confidentiality

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of BMO) any information regarding clients including identity and financial circumstances.

X.           Annual Certification

All Access Persons are required to certify annually that they have read and understand this Code of Ethics (including amendments) and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

XI.           Marketing and Promotional Activities

All employee communications, both written and verbal (including e-mail), made to clients, prospective clients, their representatives, or the media, must be professional, accurate, and not misleading in any way. See the Compliance Manual for more details.

XII.           Administration and Enforcement of the Code

A.	The Chief Compliance Officer will be responsible for training and educating Access Persons regarding the Code.

B.	The Chief Compliance Officer will review the Code at least annually for its effectiveness.

C.	All employees are required to report any violations of the Code to the Chief Compliance Officer immediately.

D.	Either the Chief Compliance Officer, the Senior Member or the Conroller will review holdings reports and transactions of Access Persons each quarter.

XIII.           Sanctions

Any violation of the Code may result in disciplinary action that the Senior Member deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

XIV.           Recordkeeping

As part of the Code, the Chief Compliance Officer will keep a copy of (i) each Code that has been in effect at any time during the last five years, (ii) a record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred, (iii) a record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the last five years, was an Access Person, (iv) holding and transaction reports made pursuant to the Code, (v) special record of approvals for any acquisition by an Access Person of securities in an IPO or in a private placement, (vi) record of any decisions that grant employees a waiver from or exemption to the Code, (vii) a list of persons responsible for reviewing Access Persons’ reports currently or during the last 5 years, and (viii) a list of the names of person who are currently, or within the past five years were, Access Persons.

XV.           ADV Disclosure.

Advisors are now required to include on Schedule F of Form ADV, Part II a description of the firm’s Code and to state that the firm will provide a copy of the Code to any client or prospective client upon request (See Appendix 3).

Adopted:  2000
Revised:  2005
Revised: 2009 (3/31/09)

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Appendices to the

Beck, Mack & Oliver LLC

Code of Ethics
________________________________________________________________________

Appendix 1 to BMO Code of Ethics

RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940

Rule 17j-1  Personal investment activities of investment company personnel.

(a) Definitions. For purposes of this section:

(1) Access Person means:

(i) Any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser.

(A) If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

(B) An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(2) Advisory Person of a Fund or of a Fund’s investment adviser means:

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3) Control has the same meaning as in section 2(a)(9) of the Act [15 U.S.C. 80a-2(a)(9)].

(4) Covered Security means a security as defined in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end Funds.

(5) Fund means an investment company registered under the Investment Company Act.

(6) An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

(7) Investment Personnel of a Fund or of a Fund’s investment adviser means:

1

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(8) A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933.

(9) Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(10) Security Held or to be Acquired by a Fund means:

(i) Any Covered Security which, within the most recent 15 days:

(A) Is or has been held by the Fund; or

(B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(b) Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

(c) Code of Ethics.

(1) Adoption and Approval of Code of Ethics.

(i) Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

(ii) The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser’s or principal underwriter’s code of ethics. The Fund’s board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund’s board must approve a material change to a code no later than six months after adoption of the material change.

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(iii) If a Fund is a unit investment trust, the Fund’s principal underwriter or depositor must approve the Fund’s code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

(2) Administration of Code of Ethics.

(i) The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii) No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

(A) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3) Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

(i) The principal underwriter is an affiliated person of the Fund or of the Fund’s investment adviser; or

(ii) An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

(d) Reporting Requirements of Access Persons.

(1) Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

(i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C) The date that the report is submitted by the Access Person.

(ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

(A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Covered Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

3

(5) The date that the report is submitted by the Access Person.

(B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;

(2) The date the account was established; and

(3) The date that the report is submitted by the Access Person.

(iii) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C) The date that the report is submitted by the Access Person.

(2) Exceptions from Reporting Requirements.

(i) A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii) A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

(A) An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B) A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

(iii) An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A) The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

(B) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(iv) An Access Person to an investment adviser need not make a quarterly transaction report to the investment adviser under paragraph (d)(1)(ii) of this section if all the information in the report would duplicate information required to be recorded under §§ 275.204-2(a)(12) or 275.204-2(a)(13) of this chapter.

(v) An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

(3) Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

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(4) Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5) Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e) Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f) Recordkeeping Requirements.

(1) Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D) A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E) A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2) A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

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Appendix 2 to BMO Code of Ethics

RULE 16A-1(A)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934:

(2) Other than for purposes of determining whether a person is a beneficial  owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii) The term indirect pecuniary interest in any class of equity securities  shall include, but not be limited to:

(A)  Securities held by members of a person’s immediate family  sharing the  same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also @ 240.16a-1(a)(4);

(B) A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1) The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2) The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the  portfolio or from the fiduciary’s overall performance over a period of one year  or more; and

(2) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D) A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E) A person’s interest in securities held by a trust, as specified in @ 240.16a-8(b); and

(F) A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii) A shareholder shall not be deemed to have a pecuniary interest in the  portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Appendix 3 to BMO Code of Ethics

FORM ADV DISCLOSURE

The following language is now required to appear on Schedule F of Form ADV, Part II:

The Code of Ethics is designed to outline the fundamental expectations that Beck, Mack & Oliver LLC has for its employees and to serve as a guideline for employee conduct. The Code is designed to address potential conflicts, and all employees are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.  The fundamental tenants of the Code include, but are not limited to: duty to the client, avoiding conflicts of interest, avoiding misuse of nonpublic information, proper personal securities transactions, adequate record keeping and enforceable policy procedures. The current Chief Compliance Officer is Gilbert H. Dunham, Jr. A copy of the Code is available to any client upon request.

Appendix 4 to BMO Code of Ethics

STATEMENT OF POLICY WITH
REPECT TO RECEIPT AND USE OF
MATERIAL INSIDE (NONPUBLIC) INFORMATION

Introduction. In recent years, “insider trading” has become a top enforcement priority of the Securities and Exchange Commission and the United States Attorneys. In the last few years alone, dozens of professionals as well as a number of major securities firms have been subject to serious enforcement actions for insider trading violations. In 1988 the President signed into law the Insider Trading and Securities Fraud Enforcement Act (the “Act”). This Act will have a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Act does not provide a statutory definition of “insider trading”, it has effected major changes in the previous law. Specifically, the Act:

Written Procedures. Adds new sections to Federal securities laws to require brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information by such persons.

Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, and other “controlling persons” who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other controlled persons. Persons who directly or indirectly control violators, including entities such as Beck, Mack & Oliver, and its members, now face penalties to be determined by the court in light of the facts and circumstances, but not to exceed the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violations.

Criminal Penalties. Increases the penalties for criminal securities law violations generally:

•	Maximum jail term for criminal securities law violations increased from 5 to 10 years;

•	Maximum criminal fine for individuals increased from $100,000 to $1,000,000;

•	Maximum fine for entities, other than natural persons, increased from $500,000 to $2,000,000.

Private Right of Action: Establishes a new statutory private right of action against insider traders and their controlling persons.
Bounty Payments: Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty Payments are at the discretion of the SEC, but may not exceed 10% of the penalty imposed.

Purpose of Statement of Policy. The purpose of this Statement of Policy (“Statement”) is to comply with the Act’s requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. The Statement explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibition; (iii) the obligations of each employee of Beck, Mack & Oliver in the event he or she learns of material nonpublic information; and (iv) the firm’s educations program regarding insider trading.

The Basic Insider Trading Prohibition. In general, the “insider trading” doctrine under the Federal securities laws prohibits any person (including investment advisers) from:

1.	trading on the basis of material, nonpublic information;

2.	tipping such information to others;

3.	recommending the purchase or sale of securities on the basis of such information;

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4.	assisting someone who is engaged in any of the above activities;

5.	trading a security which is the subject of an actual or impending tender offer when in the possession of material nonpublic information relating to the offer.

Thus, “insider trading” is not limited to insiders. It also applies to non-insiders, such as investment analysts and stock brokers. In addition, it is not limited to persons who trade. It also covers persons who tip material nonpublic information or recommend securities on the basis of such information.

Policy of Beck, Mack & Oliver on Insider Trading. It is the policy of Beck, Mack & Oliver to forbid any of their members or employees from trading, either personally or on behalf of others, on material nonpublic information or communicate material nonpublic information to others in violation of the Federal securities laws.

Sanctions. Penalties for trading on material nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. An employee of Beck, Mack & Oliver who violates the insider trading laws can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

•	Injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Jail sentences;

•	Fines for Beck, Mack & Oliver and its members of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Statement of Policy can be expected to result in serious sanctions being imposed by Beck, Mack & Oliver, including dismissal of the persons involved.

Basic Concepts of Insider Trading. The three critical concepts in insider trading cases are (1) fiduciary duty/misappropriation, (2) materiality, and (3) nonpublic. Each concept is briefly discussed below.

Fiduciary Duty/Misappropriation. In two decisions, Dirks v. SEC and Chiarella v. United States, the Supreme Court held that insider trading and tipping violate the Federal securities law if the trading or tipping of the information results in a breach of duty.

A typical breach of duty arises when an insider, such as corporate officer, purchases securities of his corporation on the basis of material nonpublic information. Such conduct breaches a duty owed to the corporation’s shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading. Lower court decisions hold that under a “misappropriation” theory, an outsider (such as an investment analyst) may be liable if he breaches a duty to anyone by (1) obtaining information improperly or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his employer or his client may be liable under the misappropriation theory.

The situations in which a person can trade on the basis of material nonpublic information without breaching a duty are so rare, complex and uncertain that the only safe course is not to trade, tip or recommend securities on the basis of material nonpublic information.

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Moreover, trading in securities which are the subject of an actual or impending tender offer while in possession of material nonpublic information relating to the offer is illegal regardless of whether the information is a factor in the decision to trade.

Materiality. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is “material.” The information need not be so important that it would have changed an investor’s decision to buy or sell; rather, it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions.

On the other hand, not every tidbit of information about a security is material. It has been held that information that merely tests “the meaning of public information” or that fills in the “interstices in analysis” is not material.

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Resolving Close Cases. The Supreme Court has held that in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

•	Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of securities should be considered material.

•	Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

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Illustrations. The following list, though not exhaustive, is illustrative of the types of matters that might be considered material: a joint venture, merger or acquisition; the declaration or omission of dividends; the acquisition or loss of a significant contact; a change in control or a significant change in management; a call of securities for redemption; the borrowing of a significant amount of funds; the purchase or sale of a significant asset; a significant change in capital investment plans; a significant labor dispute or disputes with subcontractors or suppliers; an event requiring a company to file a current report on Form 8-K with the SEC; establishment of a program to make purchase of the company’s own shares; a tender offer for another company’s securities; an event of technical default or default on interest and/or principal payments; advance knowledge of an upcoming publication that is expected to affect the market price of the stock.

Nonpublic. Any information which is not “public” is deemed to be “nonpublic.” Just as an investor is permitted to trade on the basis of information that is not material, he may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. To satisfy the dissemination requirement, the stock exchanges require exchange-traded issuers to disclose information to (1) the national business and financial newswire services (Dow Jones and Reuters), (2) the national services (Associated Press), and (3) The New York Times and The Wall Street Journal. When information appears in one or more of these publications or on the broad tape, it normally can be used immediately as public information.

•	Local Disclosure. An article in a local newspaper would be sufficient publication for a local company that is only locally traded but not for a national company that is nationally traded.

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Information in SEC Reports. In general, you may assume that information in reports filed with the SEC is public. If, however, it comes to your attention that particularly significant information in a report filed with the SEC has not otherwise been disclosed to the public, then you should not make purchases or sales or recommendations on the basis of that information without first discussing the matter with and obtaining authorization from a firm member.

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Information in Brokerage Reports.  As a general matter, you may assume that information in bulletins published by a brokerage firm is public. As with SEC reports, however, if it comes to your attention that particularly significant information in a brokerage firm report has not otherwise been disclosed to the public, then you should assume that it is nonpublic. In that case, you should not purchase or sell or make recommendations on the basis of that information without first discussing the matter with and obtaining authorization from a firm member.

Tender Offers. Many  recent insider trading cases have involved trading in securities which were the subject of actual or impending tender offers. Tender offers are subject to particularly strict regulation under the securities laws. Under no circumstances should you trade in securities while in possession of material nonpublic information regarding a potential tender offer.

Interviews with Corporate Management. In Dirks v. SEC, the Supreme Court held that an investment analyst who obtained material nonpublic information from a former corporate insider and used that information to recommend trades does not violate insider trading restrictions unless the insider disclosed the information in breach of a fiduciary duty. In addition, the Court held that there is no breach of fiduciary duty unless the insider disclosed the information for “personal gain.”

The Court, however, defined personal gain broadly to include not only a pecuniary benefit, but also a reputational benefit and a gift. While the law on this issue is not well developed, selective disclosure made by insiders to analysts might be viewed as gifts, attempts to enhance the insider’s reputation or, in the case of an insider who owns stock in the corporation, an attempt to realize a pecuniary benefit. In light of the potentially expansive scope of the personal gain test, the prudent course in interviews with management is neither to seek out material nonpublic information nor to use such information if it is obtained.

Procedures to be followed When Receiving Inside Information. Whenever an employee receives material nonpublic information, he should not:

(1)	trade in securities to which that information relates;

(2)	tip the information to others who are likely to trade;

(3)	recommend purchases or sales on the basis of that information; or

(4)	disclose that information to anyone, except a firm member.

The employee should contact a firm member immediately, and refrain from disclosing the information to anyone else, including persons within Beck, Mack & Oliver, until specifically advised to the contrary. Files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

If the information is determined to be material and nonpublic, a decision will be made either to place the security on a restricted list (thereby prohibiting its purchase or sale) or to prevent the flow of such information to any other persons within Beck, Mack & Oliver to allow Beck, Mack & Oliver’s investment counselors to continue their ordinary investment activities. The latter procedure is generally referred to as a “Chinese Wall or Fire Wall.”

Education Program. While the probability of research analysts and portfolio managers being exposed to material nonpublic information with respect to companies considered for investment by clients is greater than that of other employees, it is imperative that all employees have a full understanding of the Statement.

To insure that all employees are properly informed of and understand Beck, Mack & Oliver’s policy with respect to insider trading, the following program has been adopted.

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Initial Review for New Employees.  All new employees will be given a copy of the Statement at the time of their employment and will be required to read it. A firm member will review the Statement with each new research analyst, counselor and trader at the time of his/her employment.

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•	Distribution of Statement. At the time the Statement is revised, copies will be distributed to all employees.

•	Annual Confirmation of Compliance. All employees will be asked to confirm their understanding of and adherence to the Statement on an annual basis.

Questions. If you have any questions whatsoever with respect to the interpretation or application of the Statement, you are encouraged to discuss them with any member.

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